EXHIBIT 10.8

Date of Grant: __________________

STOCK OPTION AGREEMENT

2023 SOLITARIO STOCK AND INCENTIVE PLAN

A Stock Option (the “Option”) for a total of _________shares (collectively, “Option Shares”) of Solitario Resources Corp. (the “Company”), is hereby granted to _______________ (the “Optionee”) on ___________________(“Date of Grant”) at the Option Price of __________ per share, determined in this Option and in all respects subject to the terms, definitions and provisions, of the 2023 Solitario Stock and Incentive Plan (as amended) (the “Plan”), which is incorporated herein by reference except to the extent otherwise expressly provided in this Agreement, and a copy of which is attached hereto as Attachment 1.

1. DETAILS OF OPTION. The details of the Option are as follows:

Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Aggregate Exercise Price:
Expiration Date:

Type of Grant:	☐ Nonstatutory Stock Option ☐ Incentive Stock Option
Exercise Schedule:	Same as Vesting Schedule
Vesting Schedule

2. Change in Control. Notwithstanding any provision of the Plan or this Award to the contrary, vesting of the Option Shares made hereby can be accelerated by the occurrence of a Change in Control (as defined in the Plan), upon approval by the Board of Directors or the Committee (as defined in the Plan).

3. Exercisability of Option. This Option shall not be exercisable prior to the first date on which Shares become Vested unless early exercise is permitted, and thereafter (and prior to the termination of this Option), this Option shall become exercisable, in whole or in part, with respect to Vested Option Shares.

__________________

1 If this is an Incentive Stock Option, it (plus any other outstanding Incentive Stock Options held by the Optionee) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year.  Any excess over $100,000 shall be deemed a Nonstatutory Stock Option. Please refer to the Plan for additional details.

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(a) Method of Exercise. Without limitations this Options shall be exercised, consistent with the Company’s Trading Restrictions and Blackout Periods policy stated within the Company’s Disclosure Policy, or any such other applicable written policy as necessary, by a written notice, in the form attached hereto as Attachment 2.

(b) Payment. The Option Price of any Vested Option Shares purchased shall be paid by the Optionee to the Administrator in cash. To the extent Shares are used in payment of the Option Price, the value of such Shares shall be their Fair Market Value on the date of delivery to the Administrator.

(c) Issuance of Shares. No person shall be, or have any of the rights or privileges of, a holder of the Shares subject to this Option unless and until certificates representing such Shares shall have been issued and delivered to such person, such issuance, without limitation, being subject to the terms of the Plan.

(d) Surrender of Option. Upon exercise of this Option in part, if requested by the Administrator, the Optionee shall deliver this Option and other written agreements executed by the Company and the Optionee with respect to this Option to the Administrator who shall endorse or cause to be endorsed thereon a notation of such exercise and return all agreements to the Optionee.

4. Term of Option. This Option is not exercisable before the commencement of its term or after its term expires. The term of this Option commences on the Date of Grant indicated in Section 1 and expires upon the earlier of: (i) the Expiration Date set forth in Section 1; or (ii) in the event of the termination of Optionee’s continuous Service to the Company, the date provided by the Plan.

5. No Transfers Permitted. The rights under this Option are not transferable by this Optionee otherwise than by will or the laws of descent and distribution, and so long as Optionee lives, only Optionee or his or her guardian or legal representative shall have any right to exercise this Option.

6. No Right To Continued Employment. Neither the Plan nor this Option shall confer upon the Optionee any right with respect to continuation of employment with the Company, if applicable, nor any right to provide services to the Company, nor shall it interfere in any way with Optionee’s right to terminate employment, nor the Company's right to terminate Optionee’s employment, at any time.

7. Law Governing. WITHOUT LIMITATION, THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF COLORADO.

8. Severablity. If one or more provisions of this Agreement or the Plan are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement or the Plan and the balance of the Agreement or Plan shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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9. Binding Effect. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Agreement, together with the Plan and any attachments hereto or thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

Dated as of this ____day of _______ , ______

SOLITARIO RESOURCES CORP.

Per:
Name/Title

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Acknowledgment

The undersigned hereby acknowledges (i) my receipt of this Option, (ii) my opportunity to review the Option, (iii) my opportunity to discuss this Option with a representative of the Company, and my personal advisors, to the extent I deem necessary or appropriate, (iv) my understanding of the terms and provisions of the Option, and (v) my understanding that, by my signature below, I am agreeing to be bound by all of the terms and provisions of this Option.

Without limitation, I agree to accept as binding, conclusive and final all decisions or interpretations (including, without limitation, all interpretations of the meaning of provisions of the Option) of the Administrator upon any questions arising under this Option.

Dated as of this ____day of ___________ ____

Optionee Name

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ATTACHMENT 1

PLAN

Please see attached.

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ATTACHMENT 2

NOTICE OF EXERCISE

Solitario Resources Corp.

4251 Kipling St. Suite 390

Wheat Ridge, CO 80033

Attention:	Administrator of 2023 Solitario
Stock and Incentive Plan for
Solitario Resources Corp.

Date of Exercise: _____________________

Ladies and Gentlemen:

This letter is intended to inform you of my election pursuant to that certain Stock Option Agreement between me and SOLITARIO RESOURCES CORP. (the “Company”) to purchase pursuant to my Option (as defined in the Stock Option Agreement) that number of shares of the Company's Common Stock indicated below:

Type of option:	Incentive ☐	Nonstatutory ☐
Number of shares as to which Option is exercised:	______________	______________
Total exercise price:	$	$
Cash payment delivered herewith:	$	$

I further acknowledge that all certificates representing any of the Shares of Common Stock of the Company listed above (the “Shares”) subject to the provisions of the Option shall have endorsed thereon appropriate legends reflecting any limitations, as well as any legends reflecting restrictions pursuant to the Company's Certificate of Incorporation, bylaws and/or applicable State, Federal, or securities laws.

Very truly yours,

By:

Name:

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